Exhibit 10.3

Xencor, INC.

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is dated as of May 26, 2016 (the “Effective Date”), by and between John R. Desjarlais, Ph.D. (“Executive”) and Xencor, Inc., a Delaware corporation (the “Company”).  This Agreement is intended to provide Executive with certain severance and change in control benefits as described herein.

RECITALS

A.The Company and Executive are parties that certain Amended and Restated Severance Agreement, dated September 5, 2013, by and between the Company and Executive (the “Prior Agreement”), which provides for certain severance benefits upon specific termination events.

C.The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its stockholders to provide Executive with certain benefits upon a termination of Executive’s employment under certain circumstances, including in connection with a Change in Control (as defined below), which benefits are intended to provide Executive with financial security and provide sufficient income and encouragement to Executive to remain with the Company, notwithstanding the possibility of a termination of Executive’s employment with the Company.

E.To accomplish the foregoing objectives, the Board desires to provide the opportunity for severance and change in control benefits to Executive on the terms provided in this Agreement, which shall supersede and replace the Prior Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:

1. Effectiveness and Term of Agreement.  This Agreement shall become effective as of the date indicated above, subject to execution by each of Executive and the Company.  This Agreement shall remain in effect until it is terminated pursuant to its terms or until the Company has met all of its obligations under this Agreement following a termination of Executive’s employment with the Company.

2. Definitions Used in This Agreement. The terms used in this Agreement shall have the following meanings.

(a) Annual Base Salary.  “Annual Base Salary” means Executive’s annual base salary in effect immediately prior to Executive’s Involuntary Termination, ignoring any decrease that forms the basis for Executive’s termination for Good Reason, if applicable.

(b) Cause. “Cause” means Executive’s:

(i) gross negligence or willful misconduct in the performance of Executive’s duties to the Company as an employee of the Company (other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment);

(ii) material and willful violation of any federal or state law or regulation applicable to the business of the Company;

(iii) refusal or failure to act in accordance with any lawful specific direction or order of the Board;
(iv) commission of any act of fraud with respect to the Company;
(v) breach of any material provision of Executive’s PIIA, including without limitation, Executive’s theft or other misappropriation of the Company’s proprietary information or trade secrets; or
(vi) conviction of, or entry of plea of nolo contendere to, a felony or a crime involving moral turpitude.

Whether or not the actions or omissions of Executive constitute “Cause” shall be decided by the Board based upon a reasonable good faith investigation and determination.

(c) Change in Control. “Change in Control” has the meaning set forth in the Company’s 2013 Equity Incentive Plan.

(d) Change in Control Period.  “Change in Control Period” means the period of time beginning one (1) month prior to the execution of a definitive written agreement that if consummated in accordance with its terms would result in a Change in Control and ending on the earlier of (i) the termination of such agreement or (ii) twelve (12) months following the consummation of a Change in Control pursuant to such agreement.

(e) Code. “Code” means the Internal Revenue Code of 1986, as amended, and the treasury regulations and other guidance promulgated thereunder.

(f) Good Reason.  “Good Reason” for Executive to terminate Executive’s employment hereunder means the occurrence of any of the following events without Executive’s consent; provided, however, that any resignation by Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) Executive gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from Executive; and (iii) Executive actually resigns his employment within the first fifteen (15) days after expiration of the Cure Period:

(i) a material reduction in Executive’s authority or job responsibilities as an employee of the Company or successor to the Company;
(ii) a material reduction in Executive’s annual base salary other than pursuant to a Company-wide reduction of annual base salaries for employees of the Company generally; or

(iii) the relocation of the  Executive’s offices by a distance of fifty (50) miles or more, which relocation requires an increase in Executive’s one-way driving distance by more than twenty-five (25) miles.

(g) Involuntary Termination.  “Involuntary Termination” means Executive’s employment with the Company is terminated either (i) by the Company without Cause (and other than as a result of Executive’s death or disability) or (ii) by Executive’s resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service.

(h) PIIA. “PIIA” means the Proprietary Information and Inventions Agreement (or similar type agreement) between Executive and the Company.
(i) Section 409A. “Section 409A” means Section 409A of the Code and any state law of similar effect.
(j) Separation from Service. “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
3. Benefits Upon Termination of Employment.

(a) General.  If Executive’s employment is terminated for any reason or no reason, the Company shall pay to Executive or to Executive’s legal representatives, if applicable: (i) any base salary earned, but unpaid and (ii) any unreimbursed business expenses payable to Executive and any accrued but unused personal time off or vacation benefits and any other payments or benefits required by applicable law (collectively “Accrued Amounts”), which amounts shall be promptly paid in a lump sum to Executive, or in the case of Executive’s death to Executive’s estate.  Other than the Accrued Amounts, Executive or Executive’s legal representatives shall not be entitled to any additional compensation or benefits if Executive’s employment is terminated for any reason other than by reason of Executive’s Involuntary Termination as more fully provided below.  If Executive’s employment terminates due to an Involuntary Termination, Executive will be eligible to receive the compensation and benefits described in Sections 3(b) and 3(c), as applicable.

(b) Involuntary Termination. Upon Executive’s Involuntary Termination at any time, in addition to the Accrued Amounts, and provided that Executive signs and allows to become effective a release and waiver of claims substantially in the form attached hereto as Exhibit A (the “Release”) within the time period provided therein (as further described in Section 4(a) below), then the Company shall provide Executive with the following severance benefits (the “Severance Benefits”):

(i) Cash Severance.  Executive will be entitled to receive a lump sum payment equivalent to the sum of (A) Executive’s then-current Annual Base Salary for twelve (12) months and (B) an amount equal to Executive’s then-current target bonus percentage of Executive’s then-current Annual Base Salary  as most recently established for Executive by the Board (or its compensation committee), assuming achievement of 100% of corporate and, as applicable, Executive’s personal goals established for such year (or if no such goals have been established for such year, then the most recently established goals for a prior year) and without regard to any “stretch” or similar goals; provided that the portion of such payment that is payable under this clause (B) shall be pro rated based on the ratio that the number of days from the beginning of the calendar year in which such Involuntary Termination occurs through the date of Involuntary Termination bears to 365.  The lump sum cash payment described in this Section 3(b)(i) shall be paid to Executive on the first regular payroll date of the Company following the effective date of the Release, and in any event no later than March 15 of the year following the year in which the Involuntary Termination occurs.

(ii) Accelerated Vesting of Stock Awards.    The vesting and exercisability of all outstanding stock options and other stock awards covering the Company’s common stock that are held by Executive as of immediately prior to the Involuntary Termination, to the extent such awards are subject to time-based vesting requirements, shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) as if Executive had completed an additional twelve (12) months of service with the Company as of the date of Executive’s Involuntary Termination.

(iii) Payment of Continued Group Health Plan Benefits. If Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget

Reconciliation Act of 1985 (“COBRA”) following Executive’s termination, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the close of the twelve (12) month period following the termination of Executive’s employment (the “COBRA Payment Period”), (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment.  References to COBRA premiums shall not include any amounts payable by Executive under a health care reimbursement plan pursuant to Section 125 of the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

(c) Additional Benefits Upon Involuntary Termination During the Change in Control Period.  If Executive’s Involuntary Termination occurs during the Change in Control Period, in addition to the Accrued Amounts and the Severance Benefits described in Section 3(b) above, Executive shall also be eligible for the following additional vesting acceleration benefit (collectively, with the Severance Benefits, the “Covered Severance Benefits”):

(i) Full Accelerated Vesting of Stock Awards.  Effective as of the later of Executive’s Involuntary Termination or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options and other stock awards covering the Company’s common stock that are held by Executive as of immediately prior to the Involuntary Termination, to the extent such awards are subject to time-based vesting requirements, shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full.  Executive’s stock awards shall remain outstanding following Executive’s Involuntary Termination if and to the extent necessary to give effect to this Section 3(c)(i). For the avoidance of doubt, this vesting acceleration is conditioned upon the actual consummation of a Change in Control and in the event such Change in Control is not consummated, Executive shall receive the vesting acceleration benefits set forth in Section 3(b)(ii) above instead of the vesting acceleration benefits set forth in this Section 3(c)(i).

For the avoidance of doubt, the benefits set forth in this Section 3(c) shall in all events be subject to Executive’s execution of an effective Release as described in Section 3(b) above.

4. Limitations and Conditions on Covered Severance Benefits.

(a) No Covered Severance Benefits shall be payable until the effectiveness of the Release.   The Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and individual circumstance, and may incorporate the Release into a termination agreement or other agreement with Executive.  In any case, the Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under the PIIA and any confidentiality and/or non-solicitation agreement, as applicable, with the Company) and in all cases the Release by its terms must be signed and become effective no later than sixty (60) days following the Executive’s Separation from Service.

(b) All payments under this Agreement will be subject to applicable withholding for federal, state and local taxes.  If Executive is indebted to the Company as of Executive’s Involuntary Termination, the Company reserves the right to offset any Covered Severance Benefits by the amount of such indebtedness.

(c) As a condition to receipt of any Covered Severance Benefits, Executive acknowledges and agrees to resign following termination of employment with the Company from all Company positions, including membership on the Board, if applicable, unless otherwise requested by the Company.

5. Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company described in the foregoing sentence or any other successor who becomes bound by this Agreement by operation of law.  The terms of this Agreement and all of Executive’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. At-Will Employment; No Employment Rights.  Executive acknowledges, affirms and agrees that Executive’s employment with the Company is “at will,” and may be terminated at any time and for any reason whatsoever by Executive or the Company, with or without Cause and with or without advance notice.  This “at-will” employment relationship cannot be changed except in a writing signed by Executive and by an authorized officer of the Company (other than Executive) or member of the Board.

7. Section 409A.  It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A, and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly.  Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).  However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service.  If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive's Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the first day of the second calendar year.  Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.

8. Parachute Payments.
(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section

280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 8(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 8(a) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 8(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

9. Miscellaneous Provisions.

(a) Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) or member of the Board.   No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement supersedes the Prior Agreement in its entirety and any other agreement (or portion thereof), representation or understanding (whether oral or written and whether express or implied) with respect to Executive’s severance and change in control benefits, dated or made prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement (or applicable portion thereof), representation or understanding shall be deemed null and void.

(c) Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.

(d) Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(e) Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request).  The arbitration shall take place in the county (or comparable governmental unit) in which Executive was last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  Executive and the Company each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company shall pay all arbitration fees and costs in excess of the administrative fees that Executive would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(f) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

(g) No Assignment.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(g) shall be void.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

In Witness Whereof, each of the parties has executed this Agreement as of the Effective Date.

EXECUTIVE:

/S/
Name: John R. Desjarlais, Ph.D.

COMPANY:

XENCOR, INC.

By:
/S/

Name:	Bassil Dahiyat

Title:	President and CEO

Exhibit A

RELEASE AND WAIVER OF CLAIMS

In consideration of the receipt of benefits set forth in the Severance Agreement dated __________, 2016 (the “Agreement”) to which this form is attached, I, __________, hereby furnish Xencor, Inc. and any and all affiliated, subsidiary, related, or successor corporations (collectively, the “Company”), with the following release and waiver (“Release and Waiver”).  I understand that if I timely sign, date and return this Release and Waiver, and I do not revoke it, I will receive certain benefits pursuant to the terms and conditions of the Agreement.  I understand that I am not entitled to such benefits unless I timely sign this Release and Waiver and allow it to become effective.

General Release and Waiver.  In exchange for the consideration to be provided to me under the Agreement that I am not otherwise entitled to receive, I hereby generally and completely Release and Waiver, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release and Waiver (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; and (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release and Waiver prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release and Waiver; (b) I should consult with an attorney prior to signing this Release and Waiver; (c) I have twenty-one (21) days to consider this

1

Release and Waiver (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release and Waiver to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release and Waiver.

Section 1542 Waiver.  In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

Other Agreements and Representations.  I further agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (c) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (d) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Proprietary Information and Inventions Agreement.  In addition, I hereby represent that I have been paid all wages earned owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the California Family Rights Act, or any applicable law or Company policy, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

I acknowledge my continuing obligations under my employee Proprietary Information and Inventions Agreement with the Company (the “PIIA”).

This Release and Waiver attached to the Agreement as Exhibit A, along with the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Understood and Agreed:

Name:

Date:

2